Exhibit 99.1
Contact: TomoTherapy Incorporated
Thomas E. Powell, CFO
608-824-2800
TomoTherapy Announces Revised Third Quarter Financial Results
Net loss attributable to shareholders increased to $11.9 million from previously reported $10.9 million
Madison, Wis. — November 9, 2010 — TomoTherapy Incorporated (NASDAQ: TOMO), maker of advanced radiation therapy solutions for cancer care, today released revised financial results for the third quarter ended September 30, 2010. Subsequent to the Company’s earnings release and investor call on October 27, 2010, management determined that adjustments related to an agent commission were necessary. The effect was to increase the net loss attributable to shareholders to $11.9 million, or $0.23 per share, from the previously reported result of $10.9 million, or $0.21 per share, for the third quarter ended September 30, 2010. For the nine months ended September 30, 2010, the net loss attributable to shareholders increased to $23.5 million, or $0.45 per share, from the previously reported amount of $22.5 million, or $0.43 per share.
These revisions will be reflected in the Company’s 10-Q for the third quarter ended September 30, 2010, which is being filed with the SEC today.
The Company reaffirms previously released expectations for full-year 2010 revenue of $175 million to $185 million and net loss attributable to shareholders of $0.65 to $0.75 per share.
About TomoTherapy Incorporated
TomoTherapy Incorporated develops, markets and sells advanced radiation therapy solutions that can be used to efficiently treat a wide variety of cancers, from the most common to the most complex. The ring gantry-based TomoTherapy® platform combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. TomoTherapy’s suite of solutions includes its flagship Hi ·Art® treatment system, which has been used to deliver more than three million CT-guided, helical intensity-modulated radiation therapy (IMRT) treatment fractions; the TomoHD™ treatment system, designed to enable cancer centers to treat a broader patient population with a single device; and the TomoMobile™ relocatable radiation therapy solution, designed to improve access and availability of state-of-the-art cancer care. TomoTherapy’s stock is traded on the NASDAQ Global Select Market under the symbol “TOMO.” To learn more about TomoTherapy, please visit TomoTherapy.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of the company’s technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “should,” “believe,” “outlook,” “expect,” “anticipate” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory agency product clearance and compliance requirements; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect its intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to the company’s operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Product	$29,759	$24,252	$93,230	$75,937
Service and other	13,823	10,126	40,062	30,144

Total revenue	43,582	34,378	133,292	106,081

Cost of revenue:
Product	16,233	13,782	46,372	39,779
Service and other	20,339	17,038	54,848	51,690

Total cost of revenue	36,572	30,820	101,220	91,469

Gross profit	7,010	3,558	32,072	14,612

Operating expenses:
Research and development	8,228	7,218	24,728	20,086
Selling, general and administrative	14,390	12,470	37,334	34,347

Total operating expenses	22,618	19,688	62,062	54,433

Loss from operations	(15,608)	(16,130)	(29,990)	(39,821)
Other income (expense):
Interest income	342	617	1,289	2,009
Interest expense	(4)	(18)	(27)	(47)
Other income (expense), net	1,539	105	513	(258)

Total other income (expense)	1,877	704	1,775	1,704

Loss before income tax and noncontrolling interests	(13,731)	(15,426)	(28,215)	(38,117)
Income tax expense (benefit)	47	256	13	(162)

Net loss	(13,778)	(15,682)	(28,228)	(37,955)
Noncontrolling interests	1,842	1,802	4,691	3,953

Net loss attributable to shareholders	$(11,936)	$(13,880)	$(23,537)	$(34,002)

Weighted-average common shares outstanding — basic and diluted	51,934	50,748	51,739	50,645

Loss per common share — basic and diluted	$(0.23)	$(0.27)	$(0.45)	$(0.67)

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$110,424	$76,108
Short-term investments	29,612	78,225
Receivables, net	34,047	33,559
Inventories, net	53,014	47,669
Prepaid expenses and other current assets	3,352	3,633

Total current assets	230,449	239,194
Property and equipment, net	21,305	18,628
Other non-current assets, net	11,168	12,429

TOTAL ASSETS	$262,922	$270,251

LIABILITIES AND EQUITY
Accounts payable	$14,095	$6,269
Accrued expenses	24,056	19,588
Accrued warranty	4,115	4,173
Deferred revenue	30,877	34,145
Customer deposits	14,801	13,266

Total current liabilities	87,944	77,441
Other non-current liabilities	3,213	5,475

TOTAL LIABILITIES	91,157	82,916

Total shareholders’ equity	165,959	183,424
Noncontrolling interests	5,806	3,911

TOTAL EQUITY	171,765	187,335

TOTAL LIABILITIES AND EQUITY	$262,922	$270,251

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